Filed Pursuant to Rule 433

Registration Nos. 333-132370

and 333-132370-01

Citigroup Funding Inc.

Callable Range Accrual Notes Due 2013

Final Term Sheet

May 10, 2006

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P) based upon the Citigroup guarantee.

Offering:	Callable Range Accrual Notes Due 2013

Sole Underwriter:	Citigroup Global Markets Inc.

Principal Amount Issued:	US$25,000,000.00

Pricing Date:	May 10, 2006

Issue Date:	June 5, 2006

Maturity Date:	June 5, 2013

Underlying Index:	Constant Maturity Swap Rates CMS30 and CMS2

Issue Price:	100% of the principal amount

Interest Rate:

June 5, 2006-December 5, 2006: 9.0% per annum

December 5, 2006- June 5, 2013: 9.0% per annum x number of Accrual Days / number of calendar days in an Interest Calculation Period

Accrual Day: Any calendar day in an Interest Calculation Period on which CMS30 minus CMS2 is equal to or greater than -0.05%

where:

•      CMS30 equals the 30-year 30/360 U.S. dollar semi-annual swap rate quoted on Reuters page “ISDAFIX1” at 11 a.m. (New York time) on such calendar day; and

•      CMS2 equals the 2-year 30/360 U.S. dollar semi-annual swap rate quoted on Reuters page “ISDAFIX1” at 11 a.m. (New York time) on such calendar day and provided that, for each calendar day where CMS30 and CMS2 are not available, the immediately preceding available rates will be used; and provided further that for the last four calendar days in an Interest Calculation Period, CMS30 and CMS2 will be the same as the rates quoted on the immediately preceding calendar day.

Day Count:	30/360 unadjusted

Interest Calculation Period:	Each three-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Quarterly on the 5th day of each March, June, September and December, beginning on September 5, 2006 and ending on the Maturity Date.

Payment at Maturity:	100% of the principal amount

Early Redemption:	Callable, in whole and not in part, by the Issuer on each Interest Payment Date, beginning on December 5, 2006

Redemption Price:	100% of the principal amount, plus any accrued and unpaid interest

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Callable Range Accrual Notes Due 2013

Final Term Sheet

May 10, 2006

Notice of Redemption:	Not less than 10 Calendar Days

Business Day:	New York and London

Calculation Agent:	Citigroup Financial Products Inc.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00

Clearing and Settlement:	DTC

Listing:	None

CUSIP/ISIN Number:	1730T0AL3 / US1730T0AL35

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.